Exhibit 99.1

[letterhead of Wright & Reihner, P.C.]

May 3, 2006

VIA FEDEX
Timothy J. Fullin, Esquire
Circle Group Holding, Inc.
1011 Campus Drive
Mundelein, IL 60060

Re: George Foreman Enterprises, Inc.

Dear Mr. Fullin:

Please be advised that I represent George Foreman Enterprises, Inc. (“GFEI”). In that capacity, I have been asked to respond to your April 25, 2006 letter which my client received late in the afternoon on April 27, 2006. As a threshold issue, it is unfortunate that you, as counsel for Circle Group Holdings, Inc. (“Circle Group”), decided to advocate your client’s position with misstatements and ad hominem attacks on GFEI. Rather than respond in kind and further complicate this matter, I will limit my comments to the actual facts and substantive issues between our respective clients.

First, on November 23, 2005, GFEI and Circle Group entered into a binding agreement (“Agreement”). On that issue there can be no dispute. Also, there can be no dispute that GFEI has rendered services and has otherwise performed under the Agreement. Among other things, George Foreman participated in a photo shoot, George Foreman and Efrem Gerszberg provided interviews regarding Ztrim and Circle Group used George Foreman’s photos in meetings with potential customers.

Second, you make several assertions in your letter that the definitive documents which GFEI submitted to Circle Group for review on April 24, 2006 do not reflect the spirit and intent of the Agreement. Your assertions lack merit. More specifically, and contrary to your recent assertions, the definitive documents submitted by GFEI:

•	do include price liquidity protection as mutually agreed by GFEI and Circle Group (§ 5.2);

•	do not provide for GFEI to earn all conversion rights “up front,” but rather provide for such rights only over time upon the achievement of milestones as set forth in the Agreement (§§ 2.1 and 2.2);

•	donot“provide for full conversion after performance of any arbitrary milestone,” but rather track the incremental conversion rights described in the Agreement (§§ 2.1 and 2.2);

•
do not“demand that Circle Group directors and insiders attest that approving a materially detrimental Agreement does not constitute a breach of fiduciary duty” - neither that language nor that concept, nor anything remotely similar, appear anywhere in the documentation;

•
do not“retain a structure to which [Circle Group] has previously objected” - in fact the structure set forth in the definitive documents, unlike Circle Group’s April 18, 2005 document, is identical to that agreed upon in the Agreement; and

•	may be “silent” as to management of the LLC but only because such management, in the absence of an agreement to the contrary, is clearly prescribed by law (see Limited Liability Company Act § 18-402).

Third, the lack of specific detail in your letter leads us to question Circle Group’s intent. As you know, on April 24, 2006, you were provided with the definitive documentation contemplated by the Agreement, along with a cover letter inviting Circle Group to provide substantive comments to the documents. This was done to insure that the definitive documents accurately reflected the terms of the Agreement. However, Circle Group did not provide any substantive comments. Since GFEI did not receive any comments from Circle Group, GFEI sent signed definitive documents to Circle Group on April 27, 2006. (I understand that on April 28, 2006 Circle Group rejected delivery of two Federal Express packages that contained signed originals of these documents.)

While Circle Group previously indicated a willingness to execute definitive documentation consistent with the Agreement, it has failed to do so. On April 18, 2006, following recent discussions concerning the transaction, Circle Group, without notice, presented GFEI with a document, already signed by Circle Group and stated to be effective three days later, embodying a transaction entirely different as to structure and economics from the transaction previously agreed upon by the parties and contrary to any discussions concerning possible amendments. Among other things, the new document unilaterally presented by Circle Group on April 18, 2006:

•	completely abandons the LLC structure agreed upon in the Agreement;

•	removes the Agreement’s carefully negotiated milestones for GFEI’s equity in Circle Group; and

•	most importantly, reduces by tens of millions of shares the total Circle Group equity potentially available to GFEI under the Agreement.

Circle Group’s April 18, 2006 proposal was a blatant attempt to totally renegotiate the economic terms of the Agreement, which is unacceptable to GFEI. Although GFEI and Circle Group did, in fact, have discussions concerning possible amendments to the Agreement, no agreement was reached. Therefore, GFEI put forth documents that were in full compliance with the terms of the Agreement.

Finally, in light of your letter, including the statement that Circle Group considers GFEI in default of the Agreement, it appears to us that Circle Group is unwilling to execute definitive documentation as per the Agreement. If Circle Group continues to maintain that position, litigation is inevitable. In that regard, please be advised that GFEI will not renegotiate the economic terms of its valid and binding Agreement. The time to do that expired when Circle Group executed the Agreement on November 23, 2005. We view your failure to execute the definitive documents to be a material breach of the Agreement. Please execute the definitive documentation and cure this breach pursuant to Section 21 of the Agreement.

If you have any questions about the foregoing, please feel free to contact me.

Sincerely,

                                     /s/ George A. Reihner
                                     George A. Reihner

GAR:ab